EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Kforce Inc. and subsidiaries (“Kforce”) and management’s report on the effectiveness of internal control over financial reporting dated March 2, 2007 appearing in the Annual Report on Form 10-K of Kforce for the year ended December 31, 2006 and our report dated June 23, 2006 appearing in the Annual Report on Form 11-K of the Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Tampa, Florida
May 4, 2007